Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Nomad Foods Limited of our report dated March 3, 2025 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Nomad Foods Limited’s Annual Report on Form 20-F for the year ended 31 December 2024.

/s/ PricewaterhouseCoopers LLP

London, United Kingdom

16 June 2025